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                                                                     Exhibit 10i

                                NYNEX CORPORATION

                       DIRECTORS' CHARITABLE AWARD PROGRAM

1.       PURPOSE OF THE PROGRAM

         The NYNEX Corporation Directors' Charitable Award Program (the "Program") allows each eligible Director of NYNEX Corporation (the "Company") to recommend that the Company make a donation of up to $1,000,000 to the eligible tax-exempt organization(s) (the "Donee(s)") selected by the Director, with the donation to be made, in the Director's name, in ten equal annual installments, with the first installment to be made at the earlier of (i) the time of the Director's retirement from the Board or when he or she reaches age 65, whichever occurs later; or (ii) the death of the Director. The purpose of the Program is to recognize the interest of the Company and its Directors in supporting worthy educational institutions and other charitable organizations.

2.       ELIGIBILITY

         All persons serving as Directors of the Company as of November 1, 1994 shall be eligible to participate in the Program. All Directors who join the Company's Board of Directors after that date shall be immediately eligible to participate in the Program upon election to the Board; provided, however, that any Director who joins the Company's Board of Directors following the consummation of the merger (the "Merger") contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1996, between the Company and Bell Atlantic Corporation ("Bell Atlantic"), as amended and restated as of July 2, 1996, shall not be eligible to participate in the Program.

3.       SELECTION OF BENEFICIARIES

         When a Director becomes eligible to participate in the Program, he or she shall make a written designation to the Company, on a form approved by the Company for this purpose, selecting the Donee(s) which he or she intends to be the recipient(s) of the Company donation to be made on his or her behalf. A Director may revise or revoke any such designation prior to his or her death by signing a new form and submitting it to the Company.

4.       AMOUNT AND TIMING OF DONATION

         Each eligible Director may choose one organization to receive a Company donation of $1,000,000, or two or more organizations to receive donations aggregating $1,000,000. Each organization must be designated to receive a donation of at least $100,000 in aggregate. The donation will be made by the Company in ten equal annual installments, with the first installment to be made at the earlier of (i) the time of the Director's retirement from the Board or when he or she reaches age 65, whichever occurs later; or (ii) the death of the Director. If a Director selects more than one organization to receive a donation, each will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the organizations in the same proportions as the total donation amount has been allocated among the organizations by the Director.

5.       DONEES

         In order to be eligible to receive a donation, an organization must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code and be a public charity, or be reviewed and approved by the Nominating and Board Affairs Committee of the Company's Board of Directors or, upon consummation of the Merger, by a comparable committee of Bell Atlantic (in either case, the "Committee"). A selected organization will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of the Company, or would not be tax deductible. A Director's private foundation is not eligible to
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         receive donations under the Program. If an organization selected by a
         Director ceases to qualify as a Donee, and if the Director does not submit a form to change the designation before his or her death, the amount designated to be donated to the organization will instead be donated to the Director's remaining qualified Donee(s) on a prorated basis. If none of the selected organizations qualify, the donation will be made to the organization(s) selected by the Company. A
         Director who is a citizen and/or resident of a country other than the United States may select a charitable organization located in that country. However, any such donation must be approved by the Committee, and the Committee may elect to impose special conditions on any such donation (e.g., including, but not limited to, a reduction in the total donation amount to compensate for lost tax savings if the donation will not be deductible by NYNEX).

6.       SERVICE REQUIREMENT

         Donations will be made on behalf of any participating Director who (i) has completed sixty full months of service commencing on the date of election to the Board of Directors (including Board service prior to adoption of the Program), (ii) has died or become disabled while serving as a Director of the Company or (iii) has retired from the Board of the Company and is at least 65 years of age. Notwithstanding the foregoing, effective upon consummation of the Merger, (a) service on the Board of Directors of Bell Atlantic shall be included for purposes of the sixty full months service requirement in (i) above and
         (b) retirement from the Board of the Company in order to serve on the Board of Bell Atlantic shall not be considered as retirement from the Board of the Company for purposes of (iii) above, but subsequent retirement from the Board of Bell Atlantic shall be considered as retirement from the Board of the Company for such purposes.

7.       FUNDING AND PROGRAM ASSETS

         The Company may fund the Program or it may choose not to fund the Program. If the Company elects to fund the Program in any manner, neither the Directors nor their selected Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee selected by a Director to receive a donation, or shall give, or be deemed to give, any Director or Donee any interest in any assets of the Program or the Company. If the Company elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8.       AMENDMENT OR TERMINATION

         The Nominating and Board Affairs Committee of the Company's Board of Directors or, upon consummation of the Merger, by a comparable committee of Bell Atlantic (in either case, the "Committee") may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program.

9.       ADMINISTRATION

         The Program shall be administered by the Committee. The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

10.      GOVERNING LAW

         The Program shall be construed and enforced according to the laws of the state of Delaware, and all provisions thereof shall be administered according to the laws of said state.
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11.       EFFECTIVE DATE

          The Program effective date will be November 1, 1994. The Program will not be effective for an individual Director until he or she completes all enrollment requirements.